EXHIBIT 4.5

                       CONSULTING AGREEMENT ("AGREEMENT")
                       --------------------

AGREEMENT entered into as of October 30, 1997, between Kinexsys and Bentley Pharmaceuticals (hereinafter, the "Company").

1.       Consulting Duties

         Implement an investor interest program that contacts & informs current Bentley shareholder's of works underway at the company. Establish a comprehensive and reliable database of all investors. Finalize warrant conversion. Provide introductions to Kinexsys' network of brokers, institutional money managers and high net-worth individuals. Assist with the content, format, and timeliness of press releases.

2.0      Compensation and Benefits

2.1 Pursuant to Paragraph 1.1 of this Agreement, Bentley agrees to pay Kinexsys a fee of four thousand seven hundred fifty dollars ($4750. US) per month for a period of one year, with a review at six months and option to extend for a second six months, with the first and sixth month payments of nine thousand five hundred dollars ($9500. US) due and payable on the date this agreement is executed by Bentley and the remainder due in four equal monthly installments of four thousand seven hundred and fifty dollars ($4750. US) due and payable on the monthly anniversary of the execution of this agreement. If at the end of the initial six months Bentley uses its option and renews this contract, Kinexsys will receive ($4750.)
         monthly for the remaining six months.

                  Further, Bently agrees to award Kinexsys 100,000 (one hundred thousand) freely transferable incentive warrants written at the signing of this agreement and struck as follows:

                  Thirty thousand (30,000) warrants struck at Bentley's bid price at the opening of trading on the day of the signing of this agreement, and exercisable after the common stock share price trades at or above four dollars ($4. US) per share for twenty trading days. These warrants, if unexercised, will expire nine (9) months from the date of the signing of this agreement.

                  Thirty thousand (30,000) warrants with a strike price of four dollars ($4. US) per share and exercisable after the common stock share price trades at five dollars and fifty cents ($5.50 US) per share for twenty trading days. These warrants, if unexercised, will expire fifteen (15) months from the date of the signing of this agreement.

                  Forty thousand (40,000) warrants with a strike price of four dollars ($4. US) per share, and exercisable at seven dollars and fifty cents ($7.50 US) per share. These warrants if unexercised will expire twenty-four (24) months from the date of the signing of this agreement.

                  a. Bentley Pharmaceuticals agrees to award the one hundred thousand (100,000) warrants previously disclosed in section
                  2.1 at the above agreed upon prices notwithstanding any other section, clause or paragraph hereunder written. In addition, the warrants discussed in section 2.1 will remain the property of Kinexsys notwithstanding any subsequent term of engagement by Bentley Pharmaceuticals or the termination of Kinexsys for any reason or cause whatsoever.

2.2 Bentley shall also reimburse Kinexsys for all reasonable pre-approved out-of-pocket expenses which shall be incurred by Kinexsys in connection with the performance of all duties and responsibilities hereunder including travel, lodging, meals, entertainment, materials expenses, telephone and other communication costs, etc. to be paid within seven days of receipt by Bentley of invoices for such expenses.

2.3 Nothing contained herein shall prevent Bentley from modifying or terminating any Company plan, policy, benefit or program.

2.4 Kinexsys hereby agrees to forthwith disclose any conflicts of interest which to the best of its knowledge currently exist or which arise during the term of this Agreement.

3.0      Termination of Consulting Agreement

3.1 If during the period of this Agreement, Kinexsys shall become unable to provide the agreed upon duties and services for a period of more than two (2) months, all obligations of Bentley shall terminate.

3.2 Bentley may at any time, by written notice to Kinexsys, terminate the consulting services herein described for "Cause" as of the date of such notice. For purposes of this Agreement, "Cause" shall be defined as the following:

                  the commission by Kinexsys, in connection with the performance of their duties or obligations hereunder, of any act or acts of gross negligence or willful misconduct.

         In the event of such termination for "Cause" pursuant to this section 3.2, Bentley shall be liable and shall pay to Kinexsys only that part of the compensation which has been fully earned and unpaid as of the date of Kinexsys' receipt of such written notice. Bentley shall not be liable for and shall not pay Kinexsys any compensation after the date of such written notice. The date of Kinexsys' receipt of such written notice shall be deemed to be a date not later than three (3) calendar days after its date of mailing or upon its date of receipt by Kinexsys, whichever date is sooner.

3.3      Either party may terminate the agreement (i.e., quit) only upon thirty
         (30) days prior written notice to the other party. If Kinexsys gives such notice, Bentley, may, in its discretion, waive such notice period and the Agreement shall be terminated as of the date of this notice. If Bentley gives such notice Kinexsys, may, in its discretion, waive such notice period and the Agreement shall be terminated as of the date of this notice. Upon termination of this Agreement by Kinexsys pursuant to this Section 3.3, thereafter Bentley shall only be obligated to pay any previously unpaid and incurred expenses.

4.0      Protection of Confidential Information, Non Competition

4.1 The parties acknowledge that the business of Bentley and its affiliates is by its nature a world-wide business and that the products and services of Bentley and its affiliates may be used or made anywhere in the world. In addition, the business, products, and services of Bentley and its affiliates do not require them to maintain a physical location close to their customers and participants. In addition, Kinexsys agrees to the following restrictive covenants:

4.1.1 Kinexsys will not, during the period of their engagement hereunder or at any time thereafter, divulge, use, furnish, disclose or make available to anyone other than Bentley or its affiliates, or its directors or officers as appropriate, any Confidential Information, except as may be necessary in the ordinary course of performing their duties as an engaged consultant of Bentley or any affiliate of Bentley.

4.1.2 For purposed of this Agreement, "Confidential Information" shall mean any and all information, data and knowledge that (i) has been created, discovered, developed, or otherwise become known to Bentley or any affiliate of Bentley (including, without limitation, information, data, and knowledge created, discovered, developed or made known by Kinexsys during the period of or arising out of their engagement by Bentley) or in which property rights have been assigned or otherwise conveyed to Bentley or any affiliate, which information, data, or knowledge has commercial value in the business in which Bentley or any affiliate of Bentley is engaged, except such information, data, or knowledge, as is or becomes known to the public without violation of the terms of this Agreement, or (ii) arises out of or relates to the legal or business affairs of Bentley, or any affiliate thereof (including without limitation, any information which Bentley considers to be privileged.) By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, formulas, know-how, improvements, discoveries, developements, designs, inventions, techniques, marketing plans, strategies, investment plans, forecasts, new products, unpublished financial statements or parts thereof, budgets, projections, licenses, prices, costs, and any information relating to the legal or business affairs of Bentley or any affiliate thereof.

4.1.3 Notwithstanding any provision of this Section 4.1 to the contrary, Kinexsys shall be entitled to retain any financial statements, budgets, projections, tax statements, organizational documents of Bentley or any affiliate thereof which may have been delivered to Kinexsys in their capacity as a member or shareholder of Bentley or any affiliate of Bentley, and Kinexsys shall have the right to disclose such financial statements, budgets, projection, tax statements and organizational documents to Kinexsys' accountants, attorneys, and advisors and in connection with the provision by any such party of personal financial or legal advise or services to Kinexsys.

4.2 If Kinexsys commits a breach of any of the provisions of Section 4.1, Bentley shall have the right and remedy to have the provisions of the Agreement specifically enforced by way of preliminary and/or permanent injunction by any court having jurisdiction, its being acknowledged and agreed by Kinexsys and Bentley that any such breach will cause irreparable injury to Bentley and that money damages will not provide an adequate remedy to Bentley. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Bentley under law or in equity.

4.3 If any of the covenants or provisions contained in Section 4.1 or 4.2, or any part thereof, is hereafter construed to be invalid or unenforceable in any respect, the same shall not affect the remainder of the covenant, covenants or provisions which shall be given the maximum effect possible without regard to the invalid portions and the remainder shall then be fully enforceable.

4.4 If any of the covenants contained in Section 4.1 or 4.2 or any part thereof, is held to be unenforceable because of the duration of such provision or the geographical or product/business area covered thereby, the parties agree that such provisions shall be reformed and construed to reduce the duration and/or area of such provision to the extent necessary for enforceability and, in its reduced form, said provision shall then be fully enforceable.

4.6 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 4.1 or 4.2 upon the courts of the State of California (and the federal courts resident in such State).

5.0      Notices

         All notices or their communications given pursuant hereto by one party to another shall be in writing and deemed given when (a) delivered by hand, (b) sent by fax/telecopier (with receipt confirmed) provided that a copy is mailed the same day by registered or certified mail, postage prepaid, return receipt requested, or (c) when recieved by the addressee, if sent by Express Mail, Federal Express, or other express delivery service (receipt requested), in each case to the appropriate addresses, and fax/telecopier numbers for Bentley and Kinexsys set forth below (or to such address and/or fax/telecopier numbers as either party may designate by notice to the other from time to time.

If to Bentley, to it at:

Bentley Pharmaceuticals
4380 West Kennedy Blvd.
Tampa, FL 33609

Attention:   James R. Murphy


If to Kinexsys, to them at:

Kinexsys
Box 7872
Newport Beach, CA 92660

Attn: Timothy R. Forstrom

Or, delivered by hand.

5.       General

5.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California. Except as otherwise expressly provided in this Agreement, if under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto, or, if that is not possible, to be omitted from this Agreement; and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

5.2 The article headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

5.4 This Agreement may not be amended, modified, superseded, or waived, except by a written instrument executed by both parties, hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

5.5 In the event that any action, suit or other proceeding in law or in equity is brought to enforce any provision of this Agreement, and such action, suit or proceeding results in a monetary judgment or the granting of any injunctive relief, the court costs and reasonable attorneys fees of the prevailing party shall, on demand of the prevailing party, be paid by the other party.

6.0      Indemnification
                                       -4-

         Bentley Pharmaceuticals, agrees to indemnify Kinexsys, Timothy R. Forstrom and other Indemnified Persons, following the execution of this Agreement, as set forth in Attachment A, which is incorporated and made part of this Agreement.

7.0      Severability

         If any provision of this Agreement is hereafter construed to be invalid or unenforceable in any respect, the same shall not affect the remaining provisions of this Agreement, without regard to the invalid portion, and any such invalid provisions shall be reformed and construed to the extent necessary to permit their enforceability so as to reflect the intent of the partes hereto.

8.0      Representation

         Bentley and Kinexsys represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of each of their respective obligation under this Agreement will not violate any agreement between each of them and any other person, firm, or organization.

9.0      Survivorship

         The respective rights and obligations of the parties hereunder shall survive any termination of Kinexsys' employment or this Agreement to the extent necessary to the intended preservation of such rights and obligations.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

         Bentley Pharmaceuticals             Kinexsys



         By: /s/ James Murphy                By: /s/ Timothy Forstrom
             ----------------------              -------------------------------
                 James Murphy, CEO                   Timothy Forstrom, Principal


                                       -5-